EXHIBIT 99.1

1 December 2005

HSBC FINANCE CORPORATION COMPLETES
ACQUISITION OF METRIS COMPANIES

PROSPECT HEIGHTS, Ill. - HSBC Finance Corporation, (NYSE: HBC) the consumer finance arm of one of the world's largest financial services companies, today announced the closing of its acquisition of Metris Companies Inc. (NYSE: MXT)

The total consideration paid by HSBC to Metris shareholders in the transaction was approximately $1.6 billion in cash. Under terms of the agreement, each holder of Metris common stock has received $15 a share.

"We believe that the acquisition of Metris deepens HSBC's already strong ability to serve the full spectrum of credit card customers," said Bobby Mehta, chairman and CEO of HSBC Finance Corp.

Metris' shareholders voted to approve the proposed acquisition on Nov. 30, 2005 at a special shareholders meeting.

HSBC Finance, headquartered in Prospect Heights, Illinois, through its subsidiaries and affiliates, is the sixth largest issuer of MasterCard and Visa cards in the U.S. Metris, with headquarters in Minnetonka, Minnesota and offices in five states is the 11th largest issuer of MasterCard and Visa cards in the U.S.

About HSBC Finance Corporation:

HSBC Finance Corporation subsidiaries primarily provide middle-market consumers with real estate secured loans, auto finance loans, MasterCard and Visa credit cards, private label credit cards, personal loans, tax refund anticipation loans and specialty insurance products.

About HSBC - North America Holdings:

HSBC - North America comprises all of HSBC's U.S. and Canadian businesses, including the former Household International businesses. The company's businesses serve more than 60 million customers in five key areas: personal financial services, consumer finance, commercial banking, private banking and corporate, investment banking and markets. Financial products and services are offered under the HSBC, HFC and Beneficial brands.

Media inquiries:
Stephen Cohen
(212) 525-6901
stephen.e.cohen@us.hsbc.com